FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-191331-06

Sent: Wednesday, November 19, 2014 09:55 AM
Subject: GSMS 2014-GC26 -- Price Guidance (Public)(external)

GSMS 2014-GC26 -- Price Guidance (Public)(external)
$1.068bn Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co. and Citigroup Global Markets Inc.
Co-Managers: Drexel Hamilton, LLC and Cantor Fitzgerald & Co.

Class	Moody's/Fitch/KBRA/DBRS	Size($mm)	WAL(yr)	C/E	Guidance	Target $px
A-1	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	46.189	2.83	30.000%	S+36a	100-00
A-2	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	71.003	4.90	30.000%	S+55a	103-00
A-3	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	40.000	7.01	30.000%	S+86a	103-00
A-4	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	280.000	9.79	30.000%	**Not Available**
A-5	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	349.842	9.87	30.000%	S+86a	103-00
A-AB	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	91.592	7.38	30.000%	S+76a	103-00
A-S	Aa1(sf)/AAAsf/AAA(sf)/AAA(sf)	92.569	9.92	22.625%	S+120a	103-00
B	Aa3(sf)/AA-sf/AA(sf)/AA(sf)	56.483	9.92	18.125%	S+150a	103-00
C	A3(sf)/Asf/A(sf)/A(sf)	40.794	9.92	14.875%	S+200a	WAC

Collateral Summary
Initial Pool Balance:	$1.255bn
Number of Mortgage Loans:	92
Number of Mortgaged Properties:	133
Average Cut-off Date Mortgage Loan Balance:	$13.643mm
Weighted Average Mortgage Interest Rate:	4.5351%
Weighted Average Remaining Term to Maturity/ARD (months):	114
Weighted Average Remaining Amortization Term (months):	353
Weighted Average Cut-off Date LTV Ratio:	67.5%
Weighted Average Maturity Date/ARD LTV Ratio:	59.2%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.60x
Weighted Average Debt Yield on Underwritten NOI:	10.0%
% of Mortgage Loans with Mezzanine Debt:	4.5%
% of Mortgage Loans with Additional Debt:	9.7%
% of Mortgaged Properties with Single Tenants:	7.5%

Property Type:	40.8% Retail, 27.5% Office, 15.1% Multifamily,
7.0% Hospitality, 4.1% Self Storage, 2.6% Mixed Use
2.0% Industrial, 1.0% Manufactured Housing

Top 5 States:	18.2% TX, 10.3% CA, 7.1% HI, 6.9% NY, 6.8% DE

Anticipated Timing
Anticipated Pricing:	Late Week of Nov 17th
Anticipated Closing:	Mon, Dec 8th

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-191331)  for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

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